Filed Pursuant to Rule 424(b)(5)

Registration No. 333-277878

PROSPECTUS SUPPLEMENT

(To the Prospectus Supplement Dated May 7, 2024 and

Prospectus dated May 1, 2024)

Inuvo, Inc.

This prospectus supplement amends and supplements the information in our prospectus dated May 1, 2024, as previously supplemented by the prospectus supplement dated May 7, 2024, which form a part of our Registration Statement on Form S-3 (File No. 333-277878), or the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus supplemented. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We filed the Prospectus to register the offer and sale of shares of our common stock from time to time pursuant to the terms of an At the Market Offering Agreement, dated May 7, 2024, or the Offering Agreement, that we entered into H.C. Wainwright & Co., LLC, or Wainwright, as our sales agent thereunder. As of the date of this prospectus supplement, we have sold 165,641 shares of our common stock through Wainwright under the Offering Agreement totaling $1,184,740 million in gross proceeds. Without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3, we may offer and sell shares of our common stock having an aggregate offering price of up to $15,000,000 from time to time through Wainwright acting as our sales agent in accordance with the terms of the Offering Agreement.

The purpose of this prospectus supplement is to suspend the Offering Agreement and to terminate the continuous offering by us under the Prospectus effective June 30, 2026. We will not make any sales of our common stock pursuant to the Offering Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Offering Agreement remains in full force and effect.

Our common stock is listed on NYSE American under the symbol “INUV.” On June 29, 2026, the last reported sale price of our common stock on NYSE American was $1.36 per share.

The date of this prospectus supplement is June 30, 2026